EXHIBIT 10.12

                              PETER J. HOUSMAN II
                              EMPLOYMENT AGREEMENT

                            1999 AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

          1999 AMENDED AND RESTATED EMPLOYMENT AGREEMENT, between Telemundo Holdings, Inc., a Delaware corporation (the "Company"), and Peter J. Housman II ("Executive"), dated as of November 1, 1999.

          WHEREAS, Telemundo Group, Inc. and Executive entered into that certain Employment Agreement dated as of March 7, 1997 (the "Original Agreement");

          WHEREAS, Telemundo Group, Inc. and Executive amended and restated the Original Agreement pursuant to that certain Amended and Restated Employment Agreement dated as of September 10, 1997 (the "1997 Amended and Restated Agreement"); and

          WHEREAS, the Company and Executive desire to amend and restate the 1997 Amended and Restated Agreement in its entirety by entering into this 1999 Amended and Restated Employment Agreement (the "Agreement").

          IT IS, THEREFORE, AGREED THAT THE 1997 AMENDED AND RESTATED AGREEMENT IS HEREBY AMENDED AND RESTATED, AND THE PARTIES HEREBY AGREE, AS FOLLOWS:

          1. EMPLOYMENT AND TERM. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to continue such employment as Chief Financial Officer and Treasurer of the Company (or such other position determined in accordance with Section 9(d)(ii) of this Agreement) reporting to the President and Chief Executive Officer of the Company for the period commencing on the date first above written and ending on November 30, 2001; PROVIDED, HOWEVER, that effective on December 1, 2001 and on each December 1 thereafter, the term of this Agreement shall be extended for an additional period of one year from the then current expiration date unless the Company or Executive shall have given written notice to the other of its or his election not to so extend the term of this Agreement on or before the immediately prior September 1, subject, however, to earlier termination as provided in Section 9 herein (the "Employment Period"). The Executive also agrees, during the Employment Period, to serve (without additional compensation) on the Board of Directors (and appropriate committees thereof) of the Company, if requested by the Board of Directors.

          2. TERMS OF EMPLOYMENT. (a) During the Employment Period, Executive agrees, subject to the provisions of Section 9(d)(ii) of this Agreement, to devote all but a DE MINIMUS amount of his business time and attention to the business and affairs of Telemundo Holdings (as defined below) and to use his best efforts to perform faithfully and efficiently such responsibilities. For purposes of this Agreement, the term "Telemundo Holdings" shall mean any and all of the Company and any of its current or future divisions or subsidiaries.

               (b) The principal place of employment of Executive shall be Hialeah, Florida. Executive understands and agrees that in connection with his employment hereunder, he will be required to travel extensively on behalf of Telemundo Holdings.

          3. BASE SALARY. During the Employment Period Executive shall receive a base salary (the "Base Salary") at an annual rate of $400,000. The Base Salary shall be payable consistent with the executive payroll practices of the Company. Executive acknowledges and agrees that he has been paid in full his Base Salary for periods prior to the effective date of this Agreement.

          4. BONUS. (a) For the 1999 fiscal year of the Company (or portion thereof), Executive will be paid a bonus in an amount equivalent to $200,000, payable not later than January 31, 2000. For each subsequent fiscal year of the Company (or portion thereof) during the Employment Period, Executive will be paid a bonus as set forth below in subsections (b) (the "2000 Bonus") and (c) (the "Budget Bonus"). The bonus described in the first sentence of this Section 4, the 2000 Bonus and the Budget Bonus are hereinafter collectively referred to as the "Bonus". Executive shall receive the Bonus only if Executive is employed by the Company on the last day of the fiscal year to which the Bonus relates, subject to the provisions of Sections 9(a), 9(c) and 9(d).

               (b) For the 2000 fiscal year of the Company (or portion thereof), Executive will be paid, irrespective of whether Executive exercises his Specified Resignation right (as defined in Section 9(d)(i) below), a 2000 Bonus based upon the Company's achievement of targets with respect to its earnings, before interest, taxes, depreciation and amortization ("EBITDA") during such fiscal year (which fiscal year target shall not be greater than the Company's budget for EBITDA for such fiscal year), as follows: During the first quarter of each such fiscal year, the Compensation Committee shall establish a budgeted EBITDA target (the "EBITDA Target") for such fiscal year and notify Executive in writing of the EBITDA Target. Pursuant to subsection (d), the Committee shall determine the Company's EBITDA for such fiscal year and shall notify Executive of its determination of the amount of the Company's EBITDA for such fiscal year and of the amount of Executive's 2000 Bonus for such year, which 2000 Bonus shall be equal to (i) $400,000, which represents 100% of Executive's Base Salary if the Company's EBITDA is 100% or more of the EBITDA Target, (ii) $200,000, which represents 50% of Executive's Base Salary if the Company's EBITDA is 90% or less of the EBITDA Target and (iii) pro rated between 50% and 100% of Executive's Base Salary if the Company's EBITDA is more than 90% of the EBITDA Target but less than 100% of the EBITDA Target; PROVIDED, HOWEVER, that in no event shall the 2000 Bonus be less than $200,000. Notwithstanding the foregoing, in the event that during the Employment Period and prior to such time, if any, as the Executive exercises his Specified Resignation right, the Company (or any other party to the transaction) announces that the Company has entered into a transaction that, if consummated, would result in a Change of Control (as defined below) of the Company, Executive will be paid a special transaction bonus in an amount equivalent to $400,000 (a "Special Transaction Bonus") in lieu of his 2000 Bonus. The Special Transaction Bonus shall be paid to Executive as soon as practicable (but in no event more than ten (10) days) following such announcement, and shall be paid in full regardless of whether the transaction that would result in a Change of Control is consummated.

               For purposes of this Agreement, a "Change of Control" of the Company shall mean any change in either (i) fifty percent (50%) or more of the ownership of the Company's equity interests as of the date hereof, or (ii) fifty percent (50%) or more of the voting interests in the Company as of the date hereof; PROVIDED, HOWEVER, that any such change that occurs solely as a result of a transfer of equity interests or voting interests to an affiliate (as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended) or subsidiary of the transferring entity shall not constitute a Change of Control for purposes of this Agreement.

               (c) For the 2001 fiscal year of the Company (or portion thereof) and each subsequent fiscal year of the Company (or portion thereof) during the Employment Period, Executive will be paid a Budget Bonus based upon the Company's achievement of its EBITDA targets for such fiscal year (which fiscal year target shall not be greater than the Company's budget for EBITDA for such fiscal year), in the manner set forth in subsection (b) above with respect to the 2000 Bonus, except that the Executive's Budget Bonus for the 2001 fiscal year and each subsequent fiscal year (or portion thereof) during the Employment Period shall be equal to (i) 100% of Executive's Base Salary for such fiscal year if the Company's EBITDA is 100% or more of the EBITDA Target, (ii) 50% of Executive's Base Salary for such fiscal year if the Company's EBITDA is 90% of the EBITDA Target and (iii) pro rated between 50% and 100% of Executive's Base Salary for such fiscal year if the Company's EBITDA is more than 90% of the EBITDA Target but less than 100% of the EBITDA Target. For the 2001 fiscal year of the Company (or portion thereof) and any subsequent fiscal year of the Company (or portion thereof) during the Employment Period, Executive shall be paid no Budget Bonus for any such fiscal year in which the Company's EBITDA is less than 90% of the EBITDA Target for such fiscal year.

               (d) The 2000 Bonus (to the extent that the amount of such Bonus exceeds $200,000) and each Budget Bonus shall be paid upon certification by the Compensation Committee (which the Compensation Committee will make within thirty
(30) days after the certification by the Company's independent auditors of the financial statements for such fiscal year) that the performance targets entitling Executive to the 2000 Bonus (to the extent that the amount of such Bonus exceeds $200,000) or Budget Bonus with respect to such fiscal year have been met. If the Compensation Committee so certifies, such Bonus will be paid promptly but in no event later than ten (10) days after such certification.

               (e) For purposes of this Agreement, the "Compensation Committee" shall mean a committee consisting of at least two (2) directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

          5. EMPLOYEE BENEFIT PLANS; ETC. (a) Executive shall be entitled during the Employment Period to participate (at a level commensurate with his position) in all retirement, disability, pension, savings, medical, insurance and other plans of the Company which are generally made available from time to time to senior executives of the Company (other than any performance based bonus plans). Executive shall be entitled to paid vacations during each year of his employment consistent with the Company's vacation policy for executive level employees (which shall provide for a least 20 vacation days per year).

               (b) The Company agrees that it will provide Executive, in his capacity as an officer and, if applicable, as a director, with indemnification rights which are not materially less favorable to the Executive, in his capacity as an officer and as a director, than those provided as of the date of this Agreement in the By-laws of the Company.

          6. Intentionally omitted.

          7. Intentionally omitted.

          8. EXPENSES. The Company shall reimburse Executive for all reasonable expenses properly incurred by him in accordance with the policies of Telemundo Holdings in effect from time to time, on behalf of Telemundo Holdings in the performance of his duties hereunder, provided that proper vouchers are submitted to the Company by Executive evidencing such expenses and the purposes for which the same were incurred.

          9. TERMINATION. The Company shall have the right to terminate Executive's employment only as expressly provided in this Agreement.

               (a) DEATH OR DISABILITY. Except as otherwise provided herein, this Agreement shall terminate automatically upon Executive's death.

               The Company may terminate this Agreement after having established Executive's "Disability" (as defined below), by giving Executive written notice of its intention to terminate Executive's employment. For purposes of this Agreement, "Disability" means Executive's inability to perform substantially all his duties and responsibilities to Telemundo Holdings by reason of a physical or mental disability or infirmity (i) for a continuous period of twelve consecutive months or (ii) at such earlier time as Executive submits medical evidence satisfactory to the Company or the Board of Directors determines in good faith and upon competent medical advice that Executive has a physical or mental disability or infirmity that will likely prevent Executive from substantially performing his duties and responsibilities for twelve consecutive months or longer. The date of Disability shall be the day on which Executive receives notice from the Company pursuant to this Section 9.

               Upon termination of Executive's employment because of death or Disability, the Company shall pay Executive or his estate or other personal representative (i) within 60 days, the amount of Executive's Base Salary earned up to the date of death or Disability, as the case may be, (ii) all benefits and other items referred to in Sections 5 and 8 which are due up to the date of death or Disability and (iii) when otherwise due in accordance with the provisions of Section 4, the Bonus, if any, earned for the year in which such termination occurred, without regard to whether Executive is an employee of the Company on the last day of such year.

               (b) CAUSE; RESIGNATION WITHOUT GOOD REASON OR AS A SPECIFIED RESIGNATION. The Company shall have the right to terminate Executive's employment for "Cause" as defined below. Except as provided in Section 15 herein, (i) upon termination of Executive's employment for Cause or (ii) upon Executive resigning as an employee pursuant to a resignation that is without Good Reason and is not a Specified Resignation (as defined in Section 9(d)(i)), this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits other than (x) Base Salary earned up to the date of such termination or resignation and (y) all benefits and other items referred to in Sections 5 and 8 which are due up to the date of such termination or resignation.

               For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by Executive to perform substantially all his duties to the Company or the failure by the Executive to comply with the reasonable written policies, procedures and directives of the Board of Directors (other than any such failure resulting from Executive's death or Disability), in each case after being given written notice by the Board of Directors of a failure to perform or comply (which notice specifically identifies the manner in which Executive has failed to perform or comply) and a reasonable opportunity to cure such noncompliance or nonperformance; (ii) the willful misconduct by Executive in the performance of his duties to the Company, provided that (for purposes of this clause (ii) only and not for any other purpose or interpretation of this Agreement) an act shall be considered "willful" only if done in bad faith and not in the best interests of the Company; (iii) the grossly negligent performance by Executive of his duties to the Company; (iv) the conviction of Executive by a court of competent jurisdiction of the commission of (x) a felony or (y) a crime involving moral turpitude; or (v) a material breach by Executive of Sections 10 or 11 hereof.

               Notwithstanding the foregoing, the Company shall not be entitled to terminate Executive for any of the reasons specified in clause (i), (ii),
(iii) or (v) of the immediately preceding paragraph unless such termination is authorized by a resolution adopted by the Board of Directors of the Company at a meeting called and held for this purpose (after five business days' prior written notice to Executive, which prior written notice shall state the general facts, circumstances or deficiencies supporting a claim for Cause termination, and after affording Executive and his counsel an opportunity to be heard before the Board of Directors).

               (c) TERMINATION WITHOUT CAUSE; NON-RENEWAL. Notwithstanding anything to the contrary contained herein, the Company shall have the right to terminate the employment of Executive at any time without Cause and the Company shall be entitled to determine, in its sole and absolute discretion, not to extend the Employment Period as provided in Section 1. Upon a termination without Cause, except as provided in Section 15, this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits not theretofore earned or accrued, except that the Company shall (i) through the later of November 30, 2001 or the first anniversary of the date of termination of Executive's employment (the later of such dates, the "Entitlement Date") continue to pay to Executive the

Base Salary in effect immediately prior to the date of termination, such payments to be made in installments at the times such amounts would have been paid if the Agreement had not been so terminated, and (ii) pay to the Executive, when otherwise due in accordance with Section 4, the Bonus, if any, earned for the fiscal year in which such termination occurs, without regard to whether Executive is employed on the last day of such fiscal year and (iii) through the Entitlement Date continue Executive's benefits and other items referred to in
Section 5 or, to the extent the Company is legally unable to provide any such benefits or other items as a result of Executive no longer being an employee, reimburse Executive for his cost (not to exceed the actual cost to the Company if he were still an employee) of obtaining the equivalent coverage and benefits. During the period in which Executive receives the payments required by the immediately preceding sentence, Executive shall be subject to the provisions set forth in Sections 10 and 11 below. In the event that Company elects not to extend the Employment Period, then, absent any termination pursuant to Section 9, the Company shall continue paying to Executive his Base Salary during the period, if any, beginning on the date Executive's employment terminates and ending on the first anniversary of the date on which the Company gives its notice of non-renewal to Executive. During the period in which Executive receives the payments required by the immediately preceding sentence, Executive shall be subject to the provisions set forth in Sections 10 and 11 below.

               (d) TERMINATION FOR GOOD REASON; SPECIFIED RESIGNATION RIGHT.

                   (i) Executive shall have the right to terminate his employment under this Agreement upon the occurrence of any event that constitutes Good Reason by giving written notice to the Company. "Good Reason" means any of the following: (A) a Diminution in Duty (as defined below), (B) a Designated Relocation (as defined below), or (C) any Other Good Reason Event (as defined below); PROVIDED, HOWEVER, that Good Reason shall not be deemed to have occurred prior to the giving of written notice by the Executive to the Company generally describing the alleged Good Reason, and the actions the Executive believes are necessary to cure such alleged Good Reason, and the Company's failure to so cure within 15 days of receipt of such notice. The giving of such notice and the action or failure to take action by the Company shall be irrelevant in determining whether a Good Reason has in fact occurred. In addition, at any time after June 30, 2000, Executive shall have the right to terminate his employment under this Agreement for any reason whatsoever by giving written notice of such termination to the Company (such termination being a "Specified Resignation" and, for purposes of this Agreement, a Specified Resignation shall be treated exactly like a termination for Good Reason). Upon a termination for Good Reason or a Specified Resignation, except as provided in
Section 15, this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits not theretofore earned or accrued, except that the Company shall (i) through the Entitlement Date continue to pay to Executive the Base Salary in effect immediately prior to the date of termination, such payments to be made in installments at the times such amounts would have been paid if the Agreement had not been so terminated, (ii) pay to the Executive, when otherwise due in accordance with Section 4, the Bonus, if any, earned for the fiscal year in which such termination occurs, without regard to whether Executive is employed on the last day of such fiscal year and (iii) through the Entitlement Date continue

Executive's benefits and other items referred to in Section 5 or, to the extent the Company is legally unable to provide any such benefits or other items as a result of Executive no longer being an employee, reimburse Executive for his cost (not to exceed the actual cost to the Company if he were still an employee) of obtaining the equivalent coverage and benefits. During such period, Executive shall be subject to the provisions set forth in Sections 10 and 11 below.

                   (ii) "Diminution in Duty" means, without Executive's express prior written consent: (A) the assignment to Executive of any duties inconsistent in any respect with Executive's position on the date of this Agreement, or (B) any adverse change in Executive's status, offices, titles, reporting requirements, authority, duties or responsibilities as in effect on the date of this Agreement; PROVIDED, HOWEVER, that after a Change of Control (as defined above), a "Diminution in Duty" means a change in Executive's position with the Company so that he is neither (1) the Chief Financial Officer and Treasurer of the Company, nor (2) the Chief Financial Officer and Treasurer of a successor to any part of the Company's business or assets. Notwithstanding anything whatsoever to the contrary contained in this Agreement, if after a Change of Control, any of the events described in clause (A) or (B) of the immediately preceding sentence occurs (without regard to the application of the proviso in such sentence), Executive shall have the absolute right to change his position with the Company to a position that has such work location, time commitment, duties, responsibilities and terms as shall be specified by Executive in his sole and absolute discretion after consultation with the Company, and the requirement of Section 2(a) that Executive devote his full time and attention to Telemundo Holdings shall cease to apply.

                   (iii) "Designated Relocation" means the Company requiring Executive's work location to be other than within thirty (30) miles of the Company's current corporate offices in Hialeah, Florida.

                   (iv) "Other Good Reason Event" means any of the following:
(A) a material breach of this Agreement by the Company (which shall include, without limitation, any reduction in the amount of any compensation or benefits provided to Executive under this Agreement) or (B) any termination or attempted termination by the Company of Executive's employment other than as expressly permitted in this Agreement.

               (e) OFFICER AND BOARD POSITIONS. Upon the termination of employment with the Company for any reason, Executive shall be deemed to have resigned any and all of his positions as an officer and a member of the Board of Directors of the Company and any of its subsidiaries and as a member of any committees of such Boards, effective on the date of termination.

               (f) CERTAIN CONDITION. Notwithstanding anything to the contrary contained in this Section 9, the obligations of the Company under this Section 9 shall continue only so long as the Executive does not breach his obligations under Section 10 and 11.

               (g) CERTAIN EFFECT. As used in this Agreement, termination of this Agreement shall also result in and mean termination of the Employment Period hereunder.

               (h) MITIGATION OF DAMAGES. Executive shall have no duty to mitigate any of his damages in the event of any breach of or default or failure in performance under this Agreement by the Company.

               (i) STOCK OPTIONS. The references in Section 9(a), 9(b), 9(c) or 9(d) to Executive, other than as therein stated, not being entitled to receive compensation or benefits upon termination of his employment under any of such Sections shall not affect Executive's rights under any stock option or similar award agreements between Executive and Telemundo Holdings.

          10. CONFIDENTIALITY, ETC. Executive will not divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of Telemundo Holdings) any confidential information, plans or materials or trade secrets of Telemundo Holdings or with respect to any other confidential or secret aspects of the business of Telemundo Holdings; PROVIDED, HOWEVER, that during his employment, Executive shall have the latitude customarily given a chief financial officer to disclose information in good faith for the benefit of the Company and its stockholders (taken as a whole). All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Executive, or made available to him relating to Telemundo Holdings are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of his employment with the Company; PROVIDED, HOWEVER, that (i) this obligation shall not apply to information that (A) is not confidential (other than as a result of Executive's breach of this Section) and (B) does not contain certain trade secrets of the Company, (ii) Executive shall have the right to retain such of the foregoing as shall be reasonably necessary to enforce his rights under this Agreement and to comply with and enforce his rights, including the right to defend himself against claims, provided copies of such retained information are provided to the Company and the retained information remain subject to the provision of this Section, and (iii) Executive shall have no obligation to return information that is no longer in his possession, custody or control. This Section 10 shall survive the expiration or termination or termination of this Agreement, the Employment Period and the term of employment; PROVIDED, HOWEVER, that if Executive's employment is terminated pursuant to Section 9(c) or Section 9(d), then this Section 10 will terminate on the Entitlement Date.

          11. NO INTERFERENCE; AFFILIATE TRANSACTIONS.

               (a) During the Employment Period and for one year thereafter, Executive will not (other than with respect to his duties and responsibilities hereunder), directly or indirectly, for himself, or as agent of or on behalf of, or in conjunction with, any person, firm, corporation, or other entity, engage or participate in any Company Business (as hereinafter defined), whether as employee, consultant, partner, principal, shareholder or representative, or render advisory or other services to or for any person, firm, corporation or other entity, which is engaged, directly or indirectly, in the Company Business; PROVIDED, however, that (i) Executive may own less than 5% of the common stock of a publicly traded company that is engaged in the Company Business and (ii) Executive may own common stock of the Company and securities convertible into such common stock (or securities into which such common stock is converted in any business combination transaction). For purposes of this Section 11(a), "Company Business" shall mean and be limited to any of (x) the provision of Spanish language television programming in the United States (which includes Puerto Rico), (y) the ownership of television broadcast stations, networks or any over-the-air television signal, and cable in the United States (which includes Puerto Rico) that broadcast primarily Spanish language programming, and (z) the sale of television advertising time and programs inside and outside the United States (which includes Puerto Rico) for Spanish language television stations, cable and networks.

               (b) During the Employment Period and for one year after such period, Executive agrees and covenants that he will not interfere directly or indirectly in any way with the Company. "Interfere" means to influence or attempt to influence, directly or indirectly, present or active prospective customers, employees, suppliers, performers, directors, representatives, agents or independent contractors of the Company, or any of its network affiliates to restrict, reduce, sever or otherwise alter their relationship with Telemundo Holdings or any of its network affiliates.

               (c) Executive agrees that during the Employment Period, he will not at any time enter into, on behalf of Telemundo Holdings, or cause Telemundo Holdings to enter into, directly or indirectly, any transactions (each, a "Transaction") with any business organization in which he or, to his knowledge after due inquiry, any member of his family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor, except to the extent disclosed to the Company and agreed to by the board of directors of the Company in writing; PROVIDED, HOWEVER, that no such disclosure and agreement shall be required for the Company or Telemundo Holdings to enter into any transaction with Marlene May or May International Productions or their affiliates or successors (if such transaction would otherwise be subject to this Section 11(c)) so long as such transaction (i) is in the ordinary course of business of Marlene May or May International Productions on one hand and the Company or Telemundo Holdings on the other hand, (ii) is on no less favorable terms to the Company or Telemundo Holdings than would be available if no such relationship existed or (iii) does not involve an amount of more than $10,000 during any 12-month period. Executive will use his best efforts to ensure that any Transaction is disclosed to the Board of Directors of the Company and approved thereby prior to entering into a contract relating thereto and/or consummation thereof, as contemplated by the preceding sentence.

               (d) From and after the termination of Executive's employment, Executive shall not disparage the Company, its officers, directors, employees or business, nor shall the Company or any of its officers, directors, employees or agents disparage the Executive or members of his family, and neither party shall disclose any facts relating to such termination; provided, that nothing contained in this Section 11(d) shall restrict the parties from making any statements or disclosure believed necessary to enforce in any judicial or similar proceeding the provisions of this Agreement or as a party believes may be required by applicable law.

               (e) In the event any court having jurisdiction determines that any part of this Section 11 is unenforceable, such court shall have the power to reduce the duration or scope of such provision and such provision, in its reduced form, shall be enforceable. This Section 11 shall survive the expiration or termination of this Agreement and the Employment Period; PROVIDED, HOWEVER, that if Executive's employment is terminated pursuant to Section 9(c) or Section 9(d), then this Section 11 will terminate on the Entitlement Date.

          12. INJUNCTIVE RELIEF. Executive acknowledges that the provisions of Sections 10 and 11 herein are reasonable and necessary for the protection of Telemundo Holdings and Telemundo Holdings will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without the posting of a bond therefor) for the purposes of restraining Executive from any actual or threatened breach of such provisions.

          13. REMEDIES; SERVICE OF PROCESS.

               (a) Except when a party is seeking an injunction or specific performance hereunder, the parties agree to submit any dispute concerning this Agreement to binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of Employment Arbitration of the American Arbitration Association, by three arbitrators appointed in accordance with such Rules. Such arbitration shall be held in Miami, Florida. Once a matter has been submitted to arbitration pursuant to this section, the decision of the arbitrators shall be final and binding upon all parties. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys and accountants' fees, as well as costs, to the party that they determine to be the prevailing party in any such arbitration.

               (b) The Company and Executive hereby irrevocably consent to the jurisdiction of the Courts of the State of Florida and of any Federal Court located in such State in connection with any action or proceedings arising out of or relating to the provisions of Sections 10 and 11 of this Agreement. Executive further agrees that he will not commence or move to transfer any action or proceeding arising out or relating to the provisions of Sections 10 and 11 of this Agreement to any Court other than one located in the State of Florida. In any such litigation, Executive waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified mail directed to Executive at his address for purposes of notice under Section 17(b) hereof.

          14. SUCCESSORS. This Agreement and the rights and obligations hereunder are personal to Executive and without the prior written consent of the Company and Executive shall not be assignable.

          15. SURVIVAL OF PROVISIONS. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5(b), 9, 10, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive the termination or expiration of this Agreement, irrespective of the reasons therefor.

          16. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

               (a) Notwithstanding anything to the contrary contained herein, if it shall be determined that any payment, distribution or benefit received or to be received by Executive from Telemundo Holdings ("Payments"), whether under this Agreement, the Original Agreement or the 1997 Amended and Restated Agreement, or otherwise (including without limitation, that certain Nonqualified Stock Option Agreement For Corporate Officers, as amended and restated as of September 10, 1997, between Telemundo Group, Inc. and the Executive, with respect to an aggregate of 50,000 shares of Telemundo Group, Inc. Series A Common Stock, and that certain Nonqualified Stock Option Agreement For Corporate Officers, dated as of September 10, 1997, between Telemundo Group, Inc. and the Executive, with respect to an aggregate 30,000 shares of Telemundo Group, Inc. Series A Common Stock), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor or counterpart section thereto (the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes, employment taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 16, shall be equal to the Payments. For the avoidance of doubt, in determining the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes the Company shall take into account the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be net of any income or excise tax withholding payments made by the Company or any affiliate to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

               (b) All determinations required to be made under this Section 16, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 16(a) above, shall be made by Deloitte & Touche LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after the Company becomes obligated to make any Payments to Executive. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 16 shall be paid by the Company to Executive within five days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

               (c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the purpose of this Section 16 ("Underpayment"). In the event that Executive is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 16 above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          17. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

               (b) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, telecopied or mailed, certified or registered mail, return receipt requested:

                  If to Executive:

                           Peter J. Housman II
                           2203 Alhambra Circle
                           Coral Gables, Florida  33134

                  If to the Company:

                           Telemundo Holdings, Inc.
                           2290 West 8th Avenue
                           Hialeah, Florida 33010
                           Attention:  Chairman
                           Phone:  (305) 884-8200
                           Telecopy No.:  (305) 889-7997

                  with a copy to:

                           Telemundo Holdings, Inc.
                           2290 West 8th Avenue
                           Hialeah, Florida 33010
                           Attention:  General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee or upon refusal if properly delivered.

               (c) The Company may withhold from any amounts payable under this Agreement such Federal, state of local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) Executive represents and warrants that he is not a party to any agreement, contract or under-standing, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

               (e) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be changed or terminated orally. This Agreement amends and restates the Original Agreement and the 1997 Amended and Restated Agreement and supersedes and cancels all other prior agreements between the parties, whether written or oral, relating to the employment of Executive. The headings and captions contained in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.

               (f) If, at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Agreement.

               (g) The Company's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof. Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

               (h) This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of Executive's successors, heirs and personal representatives.

                            (SIGNATURE PAGE FOLLOWS)

          IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

                                            /s/ Peter J. Housman II
                                            ____________________________
                                            Peter J. Housman II


                                            TELEMUNDO HOLDINGS, INC.

                                                 /s/ Roland A. Henandez
                                            By:_________________________
                                            Name: Roland A. Henandez
                                            Title: Chief Executive Officer